Exhibit 99.1

For Release at 8:30 a.m. ET on Thursday, May 3, 2007

AMRI Announces Strong First Quarter Results;
Posts Increases in Contract Revenue, Net Income

Albany, NY (May 3, 2007)—Albany Molecular Research, Inc. (NASDAQ: AMRI) today reported financial results for the quarter ended March 31, 2007.

Financial highlights for the first quarter and other recent events include:

•                  Diluted EPS of $0.10, compared to $0.06 in Q1 2006

•                  A year-over-year increase in operating income, from $2.0 million to $3.9 million

•                  Improved profitability in Large Scale Manufacturing drives gross margin improvement in contract services business from 14% in Q1 2006 to 21% in 2007

•                  Total contract revenue up 14% year-over-year

•                  Double-digit revenue growth in both Discovery Services and Development/Small Scale

First Quarter Results

Total revenue for the first quarter of 2007 was $48.4 million, an increase of 12% compared to total revenue of $43.4 million in the first quarter of 2006.

Total contract revenue in the first quarter of 2007 was $41.2 million, an increase of 14% compared to total contract revenue of $36.2 million in the first quarter of 2006. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development/Small Scale Manufacturing, and Large Scale Manufacturing business components.

Contract revenue from Discovery Services in the first quarter of 2007 was $9.9 million, an increase of 21% from $8.2 million in the first quarter of 2006.  The increase is attributable to growth in worldwide demand for Discovery Services.

Contract revenue from Development and Small Scale Manufacturing in the first quarter of 2007 was $10.3 million, an increase of 17% compared to $8.8 million in the first quarter of 2006.  The increase is attributable to continued strong demand for chemical development services.

Contract revenue from Large Scale Manufacturing in the first quarter of 2007 was $21.0 million, an increase of 9% compared to $19.2 million in the first quarter of 2006.  The increase in Large Scale revenue was driven by increased sales of commercial products, most notably sales of the active ingredient in Vyvanse prepared for the upcoming launch of this product.

Recurring royalties from Allegra® in the first quarter of 2007 were $7.1 million, which is essentially flat compared to $7.2 million in the first quarter of 2006. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as the authorized generic, for patents relating to the active ingredient in Allegra®.

Net income in the first quarter of 2007 was $3.2 million, or $0.10 per diluted share, compared to net income of $1.9 million, or $0.06 per diluted share, in the first quarter of 2006.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “We delivered a strong quarter, with revenue growth in all lines of our contract services business.  Overall, contract revenue was at the high end of our estimates for the first quarter.  We are seeing increasing contributions to revenue from our international locations, along with continued strong performance at our U.S. operations.  At our Large Scale Manufacturing subsidiary, we are beginning to see some benefits of the restructuring initiative we implemented at the end of last year.  On the recurring royalty front, this is the second consecutive quarter where we have seen a flattening of royalty revenue as compared to the significant declines in the four quarters following the “at risk” generic launch.  As mentioned last quarter, we continue to believe that the reduction in Allegra royalties caused by the at risk launch of generic fexofenadine in the third quarter of 2005 by Barr and Teva pharmaceuticals has leveled off.  Meanwhile, litigation against generic producers of fexofenadine is continuing to be aggressively pursued.”

Large Scale Manufacturing Update

The restructuring of AMRI’s Large Scale Manufacturing operations contributed to an improvement in this segment’s gross margin from 4% during the first quarter of 2006 to 14% during the first quarter of 2007.  As noted in previous quarters, a key component of the company’s long term strategy for improving profitability in this segment is to leverage pull through business opportunities as customer compounds move through the drug development pipeline and move at AMRI from lab to kilo lab to commercial production.

Evidence of the successful execution of this strategy is illustrated by the fact that, through 2006, AMRI had experienced 12 consecutive quarters of year-over-year growth in revenue from manufacturing clinical trial materials with commercial potential.  As one of these products, Vyvanse™, moved into commercial manufacturing, revenue from sales of active pharmaceutical ingredient manufacturing increased by 156% in the first quarter of 2007 as compared to the same period in 2006.  Recently approved by the U.S. Food and Drug Administration, Vyvanse™ (lisdexamfetamine dimesylate) is a new treatment for Attention Deficit Hyperactivity Disorder to be marketed by Shire plc.  AMRI has a long term supply agreement to manufacture the active ingredient in Vyvanse™ and expects to realize revenue from the current agreement for multiple years.

AMRI is currently manufacturing 18 customer compounds with commercial potential that are in late stage clinical trials, an increase from 15 products in the fourth quarter of 2006.  As some of these products transition into commercial production, we hope to secure additional commercial agreements for manufacture of the active ingredient and the follow-on revenue that comes from these agreements.

Liquidity and Capital Resources

At March 31, 2007, AMRI had cash, cash equivalents and investments of $109.5 million, compared to $107.2 million at December 31, 2006.  The increase of $2.3 million in cash, cash equivalents and investments in the first quarter of 2007 was due primarily to cash flow from operations of $4.8 million and proceeds from the sale of the Mount Prospect facility of $1.5 million, partially offset by purchases of property, plant and equipment of $3.2 million and principal payments on the company’s credit facility of $1.1 million.  Cash flow from operations increased by $8.1 million to $4.9 million in the first quarter of 2007 as compared to the first quarter of 2006.  Total debt at March 31, 2007 was $17.5 million, compared to $18.5 million at December 31, 2006.  Cash, cash equivalents and investments, net of debt, were $92.0 million at March 31, 2007.  Total common shares outstanding, net of treasury shares, at March 31, 2007 were 32,845,026.

Contract Revenue Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the second quarter and reiterated previous guidance for the full year 2007.  “In the second quarter, we currently expect contract revenue to range from $38 million to $42 million, an increase of up to 9% from the second quarter of 2006,” he said.  Increased demand for Discovery Services and continued strong demand for Development and Small Scale Manufacturing are all forecasted to contribute to the growth in contract revenue in the second quarter.

“For the full year 2007, we continue to estimate contract revenue to range from $167 million to $177 million, an increase of up to 16% from 2006 levels,” he said. “The increase is expected to result from demand at our international facilities as well as U.S. based Discovery and Development and Large Scale businesses.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

•                  The addition of Jonathan D. Evans to the company’s leadership team.  As vice president of pharmaceutical development and manufacturing, Evans will oversee AMRI’s chemical development, small scale manufacturing, analytical, quality control, quality assurance, and large scale commercial manufacturing business components, including operations in both Albany and Syracuse, New York; Hyderabad, India; as well as AMRI’s Large Scale Manufacturing facility in Rensselaer, New York.

•                  The rebranding of the company as “AMRI”.  As of May 1, all of the company’s locations in the United States, Europe and Asia are conducting business under the AMRI brand name.  As part of this initiative, the name of AMRI’s Large Scale Manufacturing subsidiary (formerly Organichem Corporation) has been changed to “AMRI Rensselaer, Inc.”

•                  The completion of the sale of the company’s former Mount Prospect Research Center near Chicago, IL for $1.5 million.

•                  The addition of Raymond Yeung, a 25-year healthcare industry veteran, to lead AMRI’s Singapore operations.

•                  The launch of the CancerGrid Project, a three-year multidisciplinary, computer-based research program funded by the European Commission in which AMRI will lead the efforts of ten life sciences companies and academic centers in the discovery and development of novel anti-cancer agents.  The project is unrelated to the company’s internal oncology R&D program.

First Quarter Conference Call

The company will hold a conference call at 10:00 a.m. Eastern Time on May 3, 2007 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 800-616-9004 (for domestic calls) or 719-457-2620 (for international calls) at 9:45 a.m. and use passcode 9084790. Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on May 3, 2006. To access the replay by telephone, please call 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and use access code 9084790. In addition, replays of the call will be available for twelve months on the company’s website at www.amriglobal.com/investor/investcc.html.

Founded in 1991, AMRI provides scientific services, technologies and products that improve quality of life while delivering excellence, value and maximum return. AMRI’s core business consists of a fee-for-service contract services platform encompassing drug discovery, development and manufacturing; and a separate, standalone R&D division comprising proprietary technologies, internal drug discovery and bundled capabilities designed for more collaborative relationships. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services and cost models.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company’s estimates of contract revenue for the second quarter of 2007 and for the full year 2007, statements made by the company’s chief executive officer and chief financial officer, including statements under the caption “Contract Revenue Guidance,” statements regarding the strength of the company’s business and prospects, including statements concerning the expected revenue growth from and business demand for the company’s Discovery Services and Development and Small Scale Manufacturing business units, the expected revenue growth from demand at the company’s international facilities, the company’s forecasted savings and other benefits from the implementation of its large scale manufacturing restructuring, the expectation of improved profitability of large scale manufacturing, new active pharmaceutical ingredients manufactured by the company, including Vyvanse™, the goal of submitting an Investigational New Drug Application to the FDA in 2007, profitability and sustaining the company’s momentum and long term growth, the completion of the Shapoorji Pallonji Biotech Center in Hyderabad, India, and the addition of over 100 employees to the company’s existing Hyderabad operations in the ICICI Knowledge Park. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets, sales of Allegra and the impact of the “at-risk” launch of generic Allegra on the company’s receipt of significant royalties under the Allegra license agreement, the risk of an “at-risk” launch of generic Allegra-D and the impact of that on the company’s receipt of significant royalties under the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra, the success of the company’s collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company’s ability to enforce its intellectual property and technology rights, the company’s ability to successfully develop novel compounds and lead candidates in its proprietary programs and collaborative arrangements, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, uncertainty concerning charges associated with the company’s restructuring of its Large Scale Manufacturing business unit, which may be higher than estimated at this time, the risk that the company will not realize the anticipated cost savings from its restructuring plans during the time frame indicated, or even if the anticipated cost savings are achieved, that the Large Scale Manufacturing business unit may remain unprofitable or operate with low gross margins, the ability of the company’s strategic investments and acquisitions to perform as expected, including the reaction of customers of the company and ComGenex to the acquisition of ComGenex, the company’s timing and ability to successfully integrate ComGenex’ operations (including migration of ComGenex to the company’s systems and controls) and employees, the introduction of new services by competitors or the entry of new competitors into the markets for the company’s and ComGenex’ services, the failure by the company to retain key employees of ComGenex, failure to further develop and successfully market ComGenex’ service offerings, failure to achieve anticipated revenues and earnings, costs related to the acquisition and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, the commercial success of Vyvanse™, the existence of deficiencies and/or material weaknesses in the company’s internal controls over financial reporting, risks related to the company’s implementation of its ERP system, and the company’s ability to effectively manage its growth, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission on March 15, 2007, and the company’s other SEC filings. Revenue guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Albany Molecular Research, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended
(Dollars in thousands, except for per share data)	March 31, 2007	March 31, 2006

Contract revenue	$41,231	$36,188
Recurring royalties	7,146	7,178
Total revenue	48,377	43,366

Cost of contract revenue	32,687	31,143
Technology incentive award	713	798
Research and development	2,381	2,711
Selling, general and administrative	8,416	6,761
Restructuring	243	—
Total costs and expenses	44,440	41,413

Income from operations	3,937	1,953

Interest income, net	737	721
Other income, net	30	32

Income before income tax expense	4,704	2,706

Income tax expense	1,480	812

Net income	$3,224	$1,894

Basic earnings per share	$0.10	$0.06

Diluted earnings per share	$0.10	$0.06

Albany Molecular Research, Inc.
Selected Consolidated Balance Sheet Data
(unaudited)

(Dollars in thousands)	March 31, 2007	December 31, 2006
Cash, cash equivalents and investments	$109,477	$107,164
Accounts receivable, net	32,372	34,747
Royalty income receivable	7,281	6,225
Inventory	22,918	22,644
Property and equipment held for sale	—	1,500
Total current assets	183,132	182,620
Property and equipment, net	152,735	153,202
Total assets	375,191	375,493
Total current liabilities	29,409	32,688
Long-term debt, excluding current installments	12,919	13,993
Total liabilities	52,844	57,038
Total stockholders’ equity	322,347	318,455
Total liabilities and stockholders’ equity	$375,191	$375,493

Contact:

Media and Investors — P. Curtis Schenck, Investor Relations Manager, 518-512-2933